Exhibit 5.1

May 1, 2012

Cisco Systems, Inc.

170 West Tasman Drive

San Jose, CA 95134-1706

Dear Gentlemen/Ladies:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Cisco Systems, Inc., a California corporation (“Cisco” or the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about May 1, 2012 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 114,551 shares of Cisco’s Common Stock (the “Shares”) subject to issuance by Cisco upon exercise of stock options (the “Options”) granted under the ClearAccess, Inc. 2007 Stock Incentive Plan and the settlement of Restricted Stock Units (the “RSUs”) granted under the ClearAccess, Inc. 2012 Equity Incentive Plan (collectively, the “Plans”) and assumed by Cisco in accordance with the terms of an Agreement and Plan of Merger, dated as March 25, 2012 by and among Cisco, Cedar Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Cisco, ClearAccess, Inc., a Delaware corporation and the Stockholders’ Agent (the “Merger Agreement”). In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	the Company’s Restated Articles of Incorporation, certified by the California Secretary of State on March 4, 2011 (the “Restated Articles”);

(2)	the Company’s Amended and Restated Bylaws, as filed with the Securities and Exchange Commission as an exhibit to the Form 8-K filed March 23, 2007 (the “Restated Bylaws”);

(3)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

(4)	the Prospectus prepared in connection with the Registration Statement;

(5)

the following minutes of meetings and actions by written consent of the Company’s Board of Directors at which, or pursuant to which, the Restated Articles and Restated Bylaws were approved: (i) the Minutes of a meeting of the Board of Directors of the Company held on November 14, 2000, at which resolutions were adopted by the Board of Directors of the Company adopting and approving the Restated Articles and (ii) the Minutes of a meeting of the Board of Directors of the Company held on March 22, 2007, at which resolutions were adopted by the Board of Directors of the Company adopting and approving the Restated Bylaws.

(6)	resolutions that a representative of the Company has represented to us were adopted at a meeting of the Compensation Committee of the Company’s Board of Directors on March 22, 2012, furnished to us by the Company;

(7)	the stock records that the Company has provided to us (consisting of (i) a report from the Company’s transfer agent as to the outstanding shares of the Company’s capital stock as of April 30, 2012 and a verbal confirmation from the Company’s transfer agent as to the outstanding shares of the Company’s capital stock on May 1, 2012; and (ii) a summary report from the Company as of April 30, 2012 of outstanding options to purchase the Company’s capital stock and stock reserved for issuance upon the exercise of options to be granted in the future);

(8)	the Merger Agreement and all exhibits thereto, as well as the Certificate of Merger filed with the Delaware Secretary of State on April 30, 2012;

(9)	the Plans, and the forms of agreements thereunder;

(10)	the forms of Cisco’s Stock Option Assumption Agreements (the “Option Assumption Agreements”) and Restricted Stock Unit Assumption Agreements (the “RSU Assumption Agreements”) to be used by the Company to assume stock options and restricted stock units originally issued under the Plans and assumed by the Company under the Merger Agreement;

(11)	a Certificate of Good Standing issued by the office of the Secretary of State of the State of California, on May 1, 2012, stating that the Company is a California corporation, in good standing (together with the certificate of good standing described in item 12 below, the “Certificates of Good Standing”); and

(12)	a Certificate of Good Standing from the California Franchise Tax Board, dated May 1, 2012, stating that the Company is in good standing with that agency.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any such document and the due authorization, execution and delivery of all such documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Shares have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and representations made to us by representatives of the Company and have assumed the current accuracy and completeness of the information obtained from such documents and representations. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

With respect to our opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company with the State of California, we have relied solely upon the Certificates of Good Standing and representations made to us by the Company.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and of the State of California.

In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions to third parties in transactions of the type provided for in the Transaction Documents.

Based upon the foregoing, it is our opinion that:

(1) The Company is a corporation validly existing, in good standing, under the laws of the State of California; and

(2) The 114,551 Shares that may be issued and sold by the Company upon the exercise of the Options and settlement of the RSUs, when issued, sold and delivered in accordance with the applicable Plan and notices of stock option grant, stock option agreements, Option Assumption Agreements, restricted stock unit agreements and RSU Assumption Agreements entered into thereunder, and in the manner and for the consideration stated in the Registration Statement and Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and is based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Yours truly,

FENWICK & WEST LLP

By:	/s/ Daniel J. Winnike
Daniel J. Winnike, a Partner